EXHIBIT (a)(1)(D)
Offer to Purchase for Cash
Up to 50,000,000 Shares of its Common Stock
at a Purchase Price not greater than $50.00
nor less than $43.00 per Share
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 14, 2005, UNLESS THE OFFER IS EXTENDED.
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      HCA Inc., a Delaware corporation (the “Company”), has announced an offer to purchase for cash up to 50,000,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $50.00 nor less than $43.00 per Share net to the seller in cash less any applicable withholding taxes, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated October 14, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated October 14, 2005;

2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3. Letter of Transmittal for your use and for the information of your clients (including the Substitute Form W-9 and Guidelines For Certification of Taxpayer Identification Number On Substitute Form W-9);

4. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary on or before the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

5. Letter from the Company to its shareholders; and

6. Return envelope addressed to National City Bank, the Depositary, for your use only.
      WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, NOVEMBER 14, 2005, UNLESS THE OFFER IS EXTENDED.
      THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY, ITS BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE DEALER MANAGER, INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. OUR DIRECTORS AND OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER.

      No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Lead Dealer Manager, the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Company, however, upon request, will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.
      Any inquiries you may have with respect to the Offer should be addressed to Merrill Lynch & Co., the Lead Dealer Manager, or to Georgeson Shareholder Communications, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
      Additional copies of the enclosed material may be obtained from the Information Agent at (888) 264-7052.

Very truly yours,

HCA Inc.
Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE AN APPOINTMENT OF YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE LEAD DEALER MANAGER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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